Rosehill Resources Inc. Reports First Quarter 2019 Results

HOUSTON, May 14, 2019 /Globe Newswire/ -- Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today reported financial and operational results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights and Recent Items:

•
Strong average net production of 21,478 barrels of oil equivalent per day (“BOEPD”) (70% oil and 85% total liquids), an increase of 75% compared to the first quarter of 2018, without the benefit of any new wells turned online until late March

•
Early Southern Delaware success with six wells placed onto production with electric submersible pumps (“ESPs”) in April with average peak rates achieved over a 24 hour period (“IP24”) of 1,152 BOEPD, or 252 BOEPD per 1,000 feet, and 91% oil providing strong support for broad commerciality of our acreage position

•
Improved efficiencies in Southern Delaware from reducing drilling times to 14.7 days per well in the first quarter, down 31% from full-year 2018; also reduced most recent one-mile Southern Delaware well cost to approximately $6.9 million per well compared to $8.0 million per well for initial wells drilled in 2018

•	Enhanced liquidity position to $120 million at March 31, 2019 pro-forma for the sale of our New Mexico assets that closed in early April.

•
Reported net loss attributable to Rosehill of $38.0 million, or $2.75 per share, for the first quarter of 2019, which included a $103.5 million non-cash, pre-tax loss on commodity derivative instruments

•	Delivered Adjusted EBITDAX (a non-GAAP measure defined and reconciled below) of $46.5 million, an increase of 33% over the first quarter of 2018

Management Comments

David French, Rosehill’s President and Chief Executive Officer, commented, “It has been a smooth transition into the seat following Gary Hanna’s leadership as interim CEO. The technical and operational teams are excited about the potential of our Delaware acreage, and our 2019 year to date results support that optimism. Even though we did not place any new wells online until late March, we nearly maintained overall production levels from the prior quarter. Our development activity in 2019 will be weighted toward the first half of the year, and we expect our production levels to begin increasing late in the second quarter as volumes ramp up from wells brought online.”

“We are excited to announce early results from our latest wells in the Southern Delaware area that are improved over our initial delineation wells in late 2018. With IP24 rates from 938 to 1,428 barrels of oil equivalent per day, liquids content around 90 percent, and well costs averaging below $7 million, we are set up for an ongoing development program. We recently drilled our first two-mile lateral in just 14 days which is a strong validation of the capabilities of the team.”

“Our Northern Delaware area remained active in the first quarter drilling five wells and beginning completion operations. These wells will be placed on production throughout the second quarter and we look forward to sharing results once available. In summary, we had a solid quarter operationally and expect the results of our activity to bear fruit over the course of the year. As we move through 2019, we will remain focused on improving in all areas of our business and delivering on our commitments. It is great to have joined the team.”

Operational Results

For the first quarter of 2019, the Company’s net production averaged 21,478 BOEPD, a 75% increase compared to the average for the first quarter of 2018, comprised of 14,956 barrels of oil per day, 3,300 barrels of natural gas liquids (“NGLs”) per day and 19.3 million cubic feet of gas (“MMCF”) per day. Rosehill operated two rigs, drilled eleven horizontal wells, completed six wells and had 13 drilled uncompleted wells at the end of the first quarter of 2019.

Southern Delaware - In the Southern Delaware, the Company recently placed six wells onto production. As previously indicated, the Company installed ESPs on each of these wells shortly after initial flowback in order to enhance economics and optimize each well’s production profile. These wells are currently averaging rates over a 14 day period of 871 BOEPD, or 191 BOEPD per 1,000 feet. The Company plans to provide average rates over a 30 day period once this data is available. The IP24 results from ESP installation for these six wells averaged 1,152 BOEPD, or 252 BOEPD per 1,000 feet, and are presented in the table below.

		IP24	IP24
Well	Formation	BOEPD	BOEPD per 1,000’ LL	Oil %
State Blanco 58 G003	Wolfcamp A	938	230	88%
State Blanco 58 H001	Wolfcamp B	1,055	230	88%
State Blanco 58 G001	Wolfcamp B	1,088	247	91%
Trees Estate 77 A001	Wolfcamp B	1,115	238	92%
Trees Estate 77 H001	Wolfcamp A	1,428	300	89%
Trees Estate 77 H003	Wolfcamp B	1,290	269	93%

Northern Delaware - In the Northern Delaware, the Company placed on production the Z&T 20 E006 in late April targeting the 2nd Bone Spring Sand formation. The well reached an IP 7 of 1,457 BOEPD, 73% oil, or 331 BOEPD per 1,000 feet.

Based on success with the first ESP installation on a mature well in the Northern Delaware area, the Company installed an ESP in April on the Weber 26 G001 well (Lower Wolfcamp A formation) which was first placed on production in January 2017. Shortly after installation of the ESP, the well reached production of 501 BOEPD, which is more than double the rate just prior to installation, representing a significant uplift to the well’s forecasted production profile.

Financial Results

For the first quarter of 2019, the Company reported a net loss attributable to Rosehill of $38.0 million, or $2.75 per share, as compared to a net loss of $1.3 million, or $0.22 per share, in the first quarter of 2018. The first quarter of 2019 included a $103.5 million non-cash, pre-tax loss on commodity derivative instruments compared to a $18.2 million non-cash, pre-tax gain on commodity derivative instruments in the first quarter of 2018.

Adjusted EBITDAX totaled $46.5 million for the first quarter of 2019, as compared to $34.9 million in the first quarter of 2018. This increase of 33% was driven primarily by higher production and lower per unit operating expenses, more than offsetting the impact of lower commodity prices.

For the first quarter of 2019, average realized prices (all prices excluding the effects of derivatives) were $48.92 per barrel of oil, $0.85 per Mcf of natural gas and $15.26 per barrel of NGLs, resulting in a total equivalent price of $37.18 per barrel of oil equivalent (“BOE”), down 26% from the first quarter of 2018.

The Company’s cash operating costs for the first quarter of 2019 were $12.55 per BOE, which includes lease operating expense (“LOE”), gathering and transportation costs, production taxes and general and administrative expenses, and excludes costs associated with stock-based compensation. First quarter cash operating costs per BOE decreased 23% as compared to first quarter of 2018, primarily attributable to increased volumes. First quarter LOE costs were adversely impacted by operational issues with a third party operated salt water disposal (“SWD”) well in the Southern Delaware area resulting in increased water handling costs. The Company expects that these increased costs will not be incurred for the remainder of the year as it now has two additional SWD wells with capacity in excess of 40,000 barrels per day for its use as well as approved permits for additional SWD wells.

Capital Expenditures and Liquidity

During the first quarter of 2019, Rosehill incurred capital costs, excluding asset retirement costs, of $72.4 million. The portion of capital costs related to facilities and other items during the first quarter of 2019 was $13.3 million and $1.3 million, respectively.

As previously announced, the Company’s drilling and completions activity will be heavily weighted towards the first half of the year due to increases in drilling efficiencies and timing associated with its recently announced farm-in agreement. The Company currently forecasts over two-thirds its drilling and completion capital to occur in the first half of the year and for its total capital expenditures to be approximately equal to Adjusted EBITDAX for 2019.

As of March 31, 2019, Rosehill had $5.7 million in cash on hand and $301.6 million in long-term debt. As of March 31, 2019, total liquidity was $98.7 million which included cash on hand and availability under the revolving credit facility and increases to $120 million when including the proceeds from the sale of its assets in Lea County, New Mexico that closed in early April.

Commodity Hedging

Included below is a summary of the Company’s derivative contracts as of March 31, 2019.

	2019	2020	2021	2022

Oil:
Notional volume (Bbls)	1,998,000	1,960,000	2,160,000	1,100,000
Weighted average fixed price ($/Bbl)	$53.59	$60.09	$61.21	$58.42
Natural gas:
Notional volume (MMBtu)	2,438,364	1,500,000	1,200,000	1,200,000
Weighted average fixed price ($/MMbtu)	$2.87	$2.84	$2.85	$2.87
Ethane:
Notional volume (Gallons)	9,960,552	—	—	—
Weighted average fixed price ($/Gallons)	$0.28	$—	$—	$—
Propane:
Notional volume (Gallons)	6,640,452	—	—	—
Weighted average fixed price ($/Gallons)	$0.79	$—	$—	$—
Pentanes:
Notional volume (Gallons)	2,213,820	—	—	—
Weighted average fixed price ($/Gallons)	$1.47	$—	$—	$—

Oil:
Notional volume (Bbls)	406,000	—	—	—
Weighted average ceiling price ($/Bbl)	$60.98	$—	$—	$—
Weighted average floor price ($/Bbl)	$54.68	$—	$—	$—

Oil:
Notional volume (Bbls)	1,332,039	3,294,000	—	—
Weighted average ceiling price ($/Bbl)	$68.66	$70.29	$—	$—
Weighted average floor price ($/Bbl)	$57.61	$57.50	$—	$—
Weighted average sold put option price ($/Bbl)	$45.69	$47.50	$—	$—

Midland / Cushing:
Notional volume (Bbls)	3,736,039	5,254,000	2,160,000	1,100,000
Weighted average fixed price ($/Bbl)	$(4.82)	$(0.83)	$0.39	$0.39

EP Permian:
Notional volume (MMBtu)	2,466,780	2,096,160	—	—
Weighted average fixed price ($/MMBtu)	$(1.13)	$(1.03)	$—	$—

Conference Call, Webcast and Presentation

The Company will hold a conference call to discuss its first quarter 2019 financial and operating results on Wednesday, May 15, 2019, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (866) 601-1105 from the United States or (430) 775-1347 from outside the United States. The conference call I.D. number is 3571695. The call will also be available as a live webcast on the “News/Events” tab of the Investors section of the Company’s website, www.rosehillresources.com. The webcast will be available for replay for at least 30 days. An updated investor presentation in conjunction with this earnings release will be available on the Company’s website under the Investor Relations section.

Equity Awards

On May 9, 2019 the Compensation Committee of Rosehill’s Board of Directors approved the grant of equity awards to David French, the Company’s Chief Executive Officer. The Company approved the issuance to Mr. French of an equity award with an aggregate value equal to $1,650,000, made up of 210,997 restricted stock units (“RSUs”) and 210,997 performance stock units granted at target (“PSUs”). The RSUs and PSUs were granted based on the Company’s stock price on April 15, 2019, the date Mr. French joined the Company. The RSUs vest 1/3 each year over three years, beginning on the first anniversary of April 15, 2019 and the PSUs vest according to the Company’s achievement of certain performance factors, subject in each case to Mr. French’s continued employment through the applicable vesting date. The aggregate value of this equity award was previously disclosed on the Company’s Form 8-K filed with the Securities Exchange Commission on March 11, 2019. There are no additional awards being granted at this time.

The RSUs and PSUs were granted outside the Company’s Long-Term Incentive Plan and as an inducement to Mr. French entering into employment with Rosehill, in accordance with Nasdaq Listing Rule 5635(c)(4). Pursuant to the requirements of such rule, Rosehill is including the above disclosure in this press release.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an independent oil and gas exploration company with assets uniquely positioned in the Delaware Basin portion of the Permian Basin. The Company’s strategy includes the focused development of its multi-bench assets in the Northern Delaware Basin and the Southern Delaware Basin, as well as adding economic drilling inventory to support future growth.

Rosehill Resources Inc.
Operational Highlights
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues: (in thousands)
Oil sales	$65,853	$51,554
Natural gas sales	1,474	1,745
NGL sales	4,533	2,487
Total revenues	$71,860	$55,786
Average sales price (1):
Oil (per Bbl)	$48.92	$60.72
Natural gas (per Mcf)	0.85	2.32
NGLs (per Bbl)	15.26	19.28
Total (per Boe)	$37.18	$50.58
Total, including effects of gain (loss) on settled commodity derivatives, net (per Boe)	$36.65	$47.82
Net Production:
Oil (MBbls)	1,346	849
Natural gas (MMcf)	1,739	752
NGLs (MBbls)	297	129
Total (MBoe)	1,933	1,103
Average daily net production volume:
Oil (Bbls/d)	14,956	9,433
Natural gas (Mcf/d)	19,322	8,356
NGLs (Bbls/d)	3,300	1,433
Total (Boe/d)	21,478	12,256
Average costs (per BOE):
Lease operating expenses	$5.36	$8.06
Production taxes	1.81	2.39
Gathering and transportation	1.22	0.65
Depreciation, depletion, amortization and accretion	18.61	18.87
Exploration costs	0.65	0.40
General and administrative, excluding stock-based compensation	4.16	5.11
Stock-based compensation	0.52	1.33
Loss on disposition of property and equipment	—	0.12
Total (per Boe)	$32.33	$36.91

(1) Excluding the effects of realized and unrealized commodity derivative transactions unless noted otherwise

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues:
Oil sales	$65,853	$51,554
Natural gas sales	1,474	1,745
Natural gas liquids sales	4,533	2,487
Total revenues	71,860	55,786
Operating expenses:
Lease operating expenses	10,370	8,885
Production taxes	3,503	2,640
Gathering and transportation	2,361	712
Depreciation, depletion, amortization and accretion	35,964	20,809
Exploration costs	1,255	436
General and administrative	9,055	7,097
Loss on disposition of property and equipment	9	133
Total operating expenses	62,517	40,712
Operating income	9,343	15,074
Other income (expense):
Interest expense, net	(5,600)	(3,867)
Loss on commodity derivative instruments, net	(104,571)	(21,285)
Other income, net	62	132
Total other expense, net	(110,109)	(25,020)
Loss before income taxes	(100,766)	(9,946)
Income tax expense (benefit)	3,306	(2,190)
Net loss	(104,072)	(7,756)
Net loss attributable to noncontrolling interest	(73,909)	(14,076)
Net loss attributable to Rosehill Resources Inc. before preferred stock dividends	(30,163)	6,320
Series A Preferred Stock dividends and deemed dividends	2,006	1,928
Series B Preferred Stock dividends, deemed dividends, and return	5,808	5,733
Net loss attributable to Rosehill Resources Inc. common stockholders	$(37,977)	$(1,341)
Loss per common share:
Basic	$(2.75)	$(0.22)
Diluted	$(2.75)	$(0.22)
Weighted average common shares outstanding:
Basic	13,830	6,222
Diluted	13,830	6,222

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,652	$20,157
Accounts receivable	32,993	32,260
Accounts receivable, related parties	—	78
Derivative assets	2,293	30,819
Prepaid and other current assets	1,700	1,371
Total current assets	42,638	84,685
Property and equipment:
Oil and natural gas properties (successful efforts), net	703,474	666,797
Other property and equipment, net	2,426	2,592
Total property and equipment, net	705,900	669,389
Other assets, net	5,355	4,678
Derivative assets	13,796	58,314
Total assets	$767,689	$817,066
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,525	$21,013
Accounts payable, related parties	12	287
Derivative liabilities	29,680	—
Accrued liabilities and other	37,007	27,335
Accrued capital expenditures	35,147	30,529
Total current liabilities	122,371	79,164
Long-term liabilities:
Long-term debt, net	301,590	288,298
Asset retirement obligations	13,772	13,524
Deferred tax liabilities	12,272	9,278
Derivative liabilities	641	696
Other liabilities	3,654	3,658
Total long-term liabilities	331,929	315,454
Total liabilities	454,300	394,618
Commitments and contingencies
Mezzanine equity
Series B Preferred Stock; $0.0001 par value, 10.0% Redeemable, $1,000 per share liquidation preference; of the 1,000,000 shares of Preferred Stock authorized, 210,000 shares designated, 156,746 shares issued and outstanding as of March 31, 2019 and December 31, 2018	157,053	155,111
Stockholders’ equity
Series A Preferred Stock; $0.0001 par value, 8.0% Cumulative Perpetual Convertible, $1,000 per share liquidation preference; of the 1,000,000 shares of Preferred Stock authorized, 150,000 shares designated, 101,669 shares issued and outstanding as of March 31, 2019 and December 31, 2018	84,631	84,631
Class A Common Stock; $0.0001 par value, 250,000,000 shares authorized and 14,287,321 and 13,760,136 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1	1
Class B Common Stock; $0.0001 par value, 30,000,000 shares authorized, 29,807,692 shares issued and outstanding as of March 31, 2019 and December 31, 2018	3	3
Additional paid-in capital	35,256	42,271
Retained earnings (accumulated deficit)	(3,502)	26,661
Total common stockholders’ equity	31,758	68,936
Noncontrolling interest	39,947	113,770
Total stockholders’ equity	156,336	267,337
Total liabilities, mezzanine and stockholders’ equity	$767,689	$817,066

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	(104,072)	$(7,756)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization, accretion and impairment of oil and gas properties	35,964	20,809
Deferred income taxes	2,994	(2,190)
Stock-based compensation	974	1,462
Loss on sale of fixed assets	9	133
Loss on derivative instruments	104,490	21,185
Net cash received (paid) in settlement of derivative instruments	(1,821)	(3,043)
Amortization of debt issuance costs	427	943
Settlement of asset retirement obligations	(8)	(8)
Changes in operating assets and liabilities:
Increase in accounts receivable and accounts receivable, related parties	(650)	(16,719)
(Increase) decrease in prepaid and other assets	(329)	105
Increase in accounts payable and accrued liabilities and other	13,670	4,162
Decrease in accounts payable, related parties	(275)	(211)
Net cash provided by operating activities	51,373	18,872
Cash flows from investing activities:
Additions to oil and natural gas properties	(75,825)	(109,310)
Acquisition of White Wolf	—	(4,005)
Acquisition of land and leasehold, royalty and mineral interest	—	—
Deposit received - Tatanka Asset sale	1,100	—
Additions to other property and equipment	(55)	(799)
Net cash used in investing activities	(74,780)	(114,114)
Cash flows from financing activities:
Proceeds from revolving credit facility	13,000	147,602
Repayment on revolving credit facility	—	(68,000)
Debt issuance costs	(644)	(1,547)
Dividends paid on preferred stock	(3,362)	(936)
Restricted stock used for tax withholdings	(89)	—
Payment on capital lease obligation	(3)	(8)
Net cash provided by financing activities	8,902	77,111
Net decrease in cash, cash equivalents, and restricted cash	(14,505)	(18,131)
Cash and cash equivalents beginning of period	20,157	24,682
Cash and cash equivalents end of period	$5,652	$6,551

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(In thousands)

Supplemental cash flow information and noncash activity:

	Three Months Ended March 31,
	2019	2018
Supplemental disclosures:
Cash paid for interest	$3,424	$2,924

Supplemental noncash activity:
Asset retirement obligations incurred	$66	$1,307
Changes in accrued capital expenditures	(4,618)	18,254
Changes in accounts payable for capital expenditures	8,264	(6,526)
Series A Preferred Stock dividends paid-in-kind	—	964
Series A Preferred Stock cash dividends declared and payable	2,006	964
Series B Preferred Stock dividends paid-in-kind	—	1,486
Series B Preferred Stock cash dividends declared and payable	3,866	2,228
Series B Preferred Stock return	1,577	1,317
Series B Preferred Stock deemed dividend	365	291

Non-GAAP Measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill’s management and external users of Rosehill’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion, amortization, and accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets, exploration costs, and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDAX is useful because it allows for more effective evaluation and comparison of Rosehill’s operating performance and results of operations from period to period without regard to the Company’s financing methods or capital structure. Rosehill excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

We have provided below a reconciliation of Adjusted EBITDAX to net income (loss), the most directly comparable GAAP financial measure.

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
	(In thousands)
Net income (loss)	$(104,072)	$201,944	$(7,756)
Interest expense, net	5,600	5,597	3,867
Income tax expense (benefit)	3,306	12,639	(2,190)
Depreciation, depletion, amortization and accretion	35,964	37,031	20,809
Unrealized (gain) loss on commodity derivatives, net	103,548	(199,446)	18,242
Stock settled stock-based compensation	974	1,203	1,462
Exploration costs	1,255	715	436
Loss on disposition of property and equipment	9	174	133
Other non-cash (income) expense, net	(81)	3,719	(100)
Adjusted EBITDAX	$46,503	$63,576	$34,903

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding Rosehill’s opportunities in the Delaware Basin, strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “guidance,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the Company’s ability to realize the anticipated benefits of its drilling and completion activities, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other  risks and uncertainties discussed under the section titled “Risk Factors” in the Company’s Form 10-K, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication.  Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Contact Information:

David L. French	Craig Owen
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
281-675-3400	281-675-3400

John Crain
Director of Investor Relations
281-675-3493